Exhibit 5.1

Opinion of Counsel

August 7, 2018

STAAR Surgical Company
1911 Walker Ave.
Monrovia, CA 91016

Re:     Registration Statement on Form S-3, File No. 333-217888

Ladies and Gentlemen:

I have acted as counsel to STAAR Surgical Company (the “Company”), a Delaware corporation, in connection with the Company’s Registration Statement on Form S-3, File Number 333-217888 (the “Registration Statement”), declared effective by the Securities and Exchange Commission (the “Commission”) on June 9, 2017.

The Company filed with the Commission a preliminary prospectus supplement and a final prospectus supplement each dated August 7, 2018 (the “Prospectus Supplement”) pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Act”) for the takedown offering under the Act of up to 1,999,850 shares of its common stock, par value $0.01 per share (the “Common Stock”) pursuant to the Registration Statement and an Underwriting Agreement (the “Underwriting Agreement”) between the Company and Canaccord Genuity LLC, for itself and as representative of the other several underwriters (the “Underwriters”) dated August 7, 2018, providing for the purchase from the Company of 1,739,000 shares of Common Stock (the “Firm Shares”) and the purchase of up to an additional 260,850 shares (the “Option Shares”) subject to the exercise by the Underwriters of an option exercisable for 30 days after the date of the Underwriting Agreement (the “Option”).

In my capacity as Chief Legal Officer and Secretary to the Company, and based on my familiarity with the affairs of the Company and on my examination of the law and documents I have deemed relevant, I am of the opinion that (1) the Firm Shares, when sold as contemplated in the Registration Statement, and delivered against the consideration specified therefor in the Underwriting Agreement and in accordance with the Company’s procedures for book-entry delivery, will be legally issued, fully paid and non-assessable, and (2) subject to the timely exercise of the Option by the Underwriters in accordance with the Underwriting Agreement, the Option Shares, when sold as contemplated in the Registration Statement, and delivered against the consideration specified therefor in the Underwriting Agreement and in accordance with the Company’s procedures for book-entry delivery, will be legally issued, fully paid and non-assessable.

My opinion is limited to matters governed by the federal laws of the United States of America, the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

I consent to the use of this opinion as an exhibit to the Registration Statement and the Company’s current reports on Form 8-K and further consent to all references to this opinion in the Registration Statement, the prospectus constituting a part thereof, including the Prospectus Supplement, and any amendments thereto.

Very truly yours, /s/ Samuel Gesten Samuel Gesten Chief Legal Officer and Secretary

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